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[COLLINS & AIKMAN LOGO]                                             News Release
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
AUGUST 2, 2004


           COLLINS & AIKMAN ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

TROY, Mich. - Collins & Aikman Corporation (C&A) (NYSE:CKC) today reported results for second quarter and six months ended June 30, 2004. The company reported record second quarter 2004 net sales of $1.036 billion. The company reported a loss of 35 cents per share in the second quarter of 2004, which included after-tax charges for restructuring and long-lived asset impairments of $26.0 million (or 31 cents per share). In the comparable 2003 quarter, the company had income of 13 cents per share, which included after-tax charges for restructuring and long-lived asset impairments of $4.4 million (or 5 cents per share).

Commenting on the company's second quarter operating results, David A. Stockman, C&A Chairman and CEO, stated, "For the fourth consecutive quarter our EBITDA performance, excluding restructuring and impairment charges was up significantly from the prior year on a comparable basis. The savings from the restructuring program that began in the third quarter of 2003 is resulting in significant fixed cost savings as indicated by our year-over-year decline in selling, general and administrative expenses."

The second quarter 2004 pre-tax restructuring charge of $10.4 million included costs associated with additional actions to rightsize its overhead structure, further reduce salaried headcount and streamline the senior management team on a worldwide basis. This restructuring initiative is expected to further reduce the company's cost structure by approximately $11 million when fully implemented. During the second quarter 2004, the company recognized $27.4 million of impairments of long-lived assets primarily related to $13.6 million of Intellimold assets and $11.0 million of customer contracts as a result of changes in customer sourcing.

For the six months ended June 30, 2004, the company reported sales of $2.103 billion compared to $2.069 billion for the comparable period of 2003. The company also reported a net loss of $53.0 million or 63 cents per share, which included $35.6 million (or 43 cents per share) of after-tax charges for restructuring and long-lived asset impairments. For the comparable 2003 period, the net loss was $15.5 million or 19 cents per share, which included after-tax charges for restructuring and long-lived asset impairments of $17.2 million (or 21 cents per share).

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C&A's net debt, including outstandings under an off-balance sheet accounts receivable facility, was $1.439 billion at June 30, 2004.

EBITDA Discussion

EBITDA was $62.6 million for the second quarter of 2004, which was reduced by charges of $10.4 million for restructuring and $27.4 million for the impairment of long-lived assets. The second quarter 2003 EBITDA was $78.3 million, which was reduced by charges of $4.9 million for restructuring and $0.8 million for the impairment of long-lived assets. EBITDA was $129.5 million for the six months ended June 30, 2004, which was reduced by charges of $19.9 million for restructuring and $30.4 million for impairment of long-lived assets. EBITDA for the six months ended June 30, 2003 was $130.9 million, which was reduced by charges of $4.9 million for restructuring and $18.9 million for the impairment of long-lived assets. A reconciliation of our EBITDA, a non-GAAP financial measure, to U.S. GAAP loss from continuing operations, our most comparable GAAP figure, is set out in the attached EBITDA reconciliation schedule. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

New Business Wins

During the second quarter of 2004, Collins & Aikman continued to achieve good progress on increasing new business by adding $450 million of annual newly booked business. This brings the year-to-date total to over $550 million. These programs begin with model years incepting 2005 to 2007. Wins during the quarter included content on vehicles including European luxury sedans, a European compact vehicle, two Big-Three cross-over vehicles, several Big-Three SUV programs and a Transplant small-car program. The content on these vehicles includes products from the plastics and soft-trim divisions of the company.

2004 Outlook

The company continues to estimate net sales for the full year 2004 will be approximately $4.0 billion. EBITDA is expected to be at the lower end of the $355 million to $370 million range given in our previous guidance. Our guidance for 2004 net earnings is to now range between a


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loss of 20 cents and a loss of 30 cents per common share. This adjustment in EPS guidance is principally due to higher than expected foreign exchange losses, slightly increased interest and depreciation and amortization expense and lower tax benefits. All of these numbers exclude the impacts of restructuring or impairment charges. Capital spending remains on track at $150 million for 2004 as per prior guidance.


The company will hold a briefing with automotive institutional investors and security analysts, news media representatives and other interested parties, including its security holders, at 10:00 a.m. EDT on Monday, August 2, 2004 to discuss its second quarter results and other matters. To participate by phone, please dial (973) 582-2729. The briefing will also be audio webcast, on our website at: www.collinsaikman.com/investor/confcalls.html. A slide presentation will also be used in conjunction with this teleconference and will be available on the company's website.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. The company's current operations span the globe through 16 countries, more than 100 facilities and nearly 24,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to conditions affecting the markets and industry within which we operate, including declines in North American, South American and European automobile and light truck builds, our dependence on significant automotive customers, the level of competition in the automotive supply industry and pricing pressures from automotive customers, fluctuations in the productions of vehicles for which we are a supplier, changes in the popularity of particular cars and interior trim programs, labor costs and strikes at our major customers and at our facilities and risks associated with doing business in foreign countries; the adequacy of our liquidity and capital resources and required capital expenditures; our high debt levels and our ability to obtain financing and service or refinance our debt, uncertainty regarding our future operating results, prevailing levels of interest rates and other factors detailed in the company's filings with the Securities and Exchange Commission.


CONTACT: J. MICHAEL STEPP                            ROBERT A. KRAUSE
         VICE CHAIRMAN & CFO                         VICE PRESIDENT & TREASURER
         (248) 824-1520                              HEAD OF INVESTOR RELATIONS
         mike.stepp@colaik.com                       (248) 733-4355
                                                     robert.krause@colaik.com

                                       ###


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

                          COLLINS & AIKMAN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
----------------------------------------------------------------------------------------------------------------------------
                                                          THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                               JUNE 30,                               JUNE 30,
                                                   ----------------------------------     ----------------------------------
                                                        2004               2003                2004               2003
                                                   ----------------   ---------------     ----------------   ---------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales                                               $1,036.5        $ 1,033.5           $ 2,102.7          $ 2,068.6

Cost of goods sold                                         918.8            914.4             1,882.7            1,846.2

                                                   ----------------   ---------------     ----------------   ---------------
Gross profit                                               117.7            119.1              220.0               222.4

Selling, general and administrative
     expenses                                               53.8             69.3              113.7               135.3
Restructuring charges                                       10.4              4.9               19.9                 4.9
Impairment of long-lived assets                             27.4              0.8               30.4                18.9
                                                   ----------------   ---------------     ----------------   ---------------
Operating income                                            26.1             44.1               56.0                63.3

Net interest expense                                       (40.3)           (37.5)             (80.5)              (73.5)
Interest from subsidiary preferred
     stock dividends                                       (10.1)            (6.7)             (20.0)              (13.2)
Interest from subsidiary preferred
     stock accretion                                        (0.5)            (2.3)              (1.0)               (4.4)
Loss on sale of receivables                                 (2.6)            (1.3)              (4.8)               (2.7)
Other income (expense), net                                 (5.8)            22.2               (6.3)               23.7
                                                   ----------------   ---------------     ----------------   ---------------

Income (loss) from continuing
   operations before income taxes                          (33.2)            18.5              (56.6)               (6.8)

Income tax benefit (expense)                                 3.5             (7.8)               3.6                (8.7)

                                                   ----------------   ---------------     ----------------   ---------------

Net (loss) income                                        $ (29.7)          $ 10.7            $ (53.0)            $ (15.5)
                                                   ================   ===============     ================   ===============

Net  income (loss) per basic and
   diluted common share data:
                                                   ----------------   ---------------     ----------------   ---------------
          Total                                          $ (0.35)          $ 0.13            $ (0.63)            $ (0.19)
                                                   ================   ===============     ================   ===============

Basic and diluted shares outstanding                        83.6             83.6               83.6                83.6
                                                   ================   ===============     ================   ===============




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

                                COLLINS & AIKMAN
                      CONDENSED CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------------

                                                                                    JUNE 30,              DECEMBER 31,
                                                                                      2004                    2003
                                                                              ---------------------   ---------------------
                                                                                  (UNAUDITED)
                                                                                              (IN MILLIONS)
                                   ASSETS
Current assets:
     Cash and equivalents                                                                 $   11.0                $   13.2
     Accounts and other receivables, net                                                     301.7                   257.3
     Inventories                                                                             167.7                   169.4
     Other                                                                                   197.3                   212.2
                                                                              ---------------------   ---------------------
Total current assets                                                                         677.7                   652.1

Property, plant and equipment, net                                                           782.0                   834.1
Deferred tax assets                                                                          185.8                   178.1
Goodwill and other intangible assets, net                                                  1,408.8                 1,430.0
Other assets                                                                                 107.5                    96.9
                                                                              ---------------------   ---------------------
Total assets                                                                            $  3,161.8              $  3,191.2
                                                                              =====================   =====================


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short-term borrowings                                                               $    21.4               $    16.0
     Current maturities of long-term debt and lease obl.                                      15.1                    31.5
     Accounts payable                                                                        606.0                   638.9
     Accrued expenses                                                                        228.5                   238.9
                                                                              ---------------------   ---------------------
Total current liabilities                                                                    871.0                   925.3

Long-term debt and lease obligations                                                       1,313.7                 1,237.7
Mandatorily redeemable preferred stock of subsidiary                                         182.2                   161.2
Other, including pensions and post-retirement
     obligations                                                                             418.9                   423.4
Minority interest                                                                              0.8                     3.3

Stockholders' equity                                                                         375.2                   440.3
                                                                              ---------------------   ---------------------
Total liabilities and stockholders' equity                                              $  3,161.8              $  3,191.2
                                                                              =====================   =====================




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
                                                             COLLINS & AIKMAN
                                              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                (unaudited)

------------------------------------------------------------------------------------------------------------------------------

                                                             THREE MONTHS ENDED                            SIX
                                                                                                      MONTHS ENDED
                                                                  JUNE 30,                              JUNE 30,
                                                      ---------------------------------     ----------------------------------
                                                           2004              2003                2004               2003
                                                      ---------------    --------------     ---------------    ---------------
                                                                                   (IN MILLIONS)
Operating activities
     Net loss (income)                                       $(29.7)         $   10.7             $ (53.0)          $ (15.5)
     Depreciation and amortization                             36.5              34.2                73.5              67.6
     Changes in working capital                               (45.2)            (31.4)              (89.6)            (33.4)
     Other                                                     36.1              17.5                45.3              41.6
                                                      ---------------    --------------     ---------------    --------------

Net cash flow provided by operating activities                 (2.3)             31.0               (23.8)             60.3

Investing activities
     Capital expenditures                                     (42.2)            (39.7)              (82.1)            (75.1)
     Sales of property, plant and equipment                    37.2               0.2                38.5               3.3

     Payments of acquisitions and related
          costs, net of cash acquired                             -              (0.1)                  -             (33.1)

Financing activities
     Net increase (decrease) in debt                           14.9              14.4                66.4               1.4


Effect of exchange rate changes on cash                        (1.0)              2.0                (1.2)              2.0
                                                      ---------------    --------------     ---------------    ---------------

Increase (decrease) in cash and equivalents                     6.6               7.8                (2.2)            (41.2)

Cash and equivalents at beginning of period                     4.4              32.3               13.2               81.3
                                                      ---------------    --------------     ---------------    ---------------

Cash and equivalents at end of period                        $ 11.0            $ 40.1            $   11.0             $40.1
                                                      ===============    ==============     ===============    ===============

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




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
                                           COLLINS & AIKMAN
                           SUPPLEMENTAL DATA - EBITDA RECONCILIATION SCHEDULE
                                              (unaudited)

-------------------------------------------------------------------------------------------------------------------------

                                                        THREE MONTHS ENDED                            SIX
                                                                                                  MONTHS ENDED
                                                             JUNE 30,                              JUNE 30,
                                                 ---------------------------------     ----------------------------------
                                                      2004              2003                2004               2003
                                                 ---------------    --------------     ---------------    ---------------
                                                                              (IN MILLIONS)
Net (loss) income                                     $(29.7)             $10.7             $(53.0)            $(15.5)
Income tax (benefit) expense                            (3.5)               7.8                (3.6)               8.7
Net interest expense                                    40.3               37.5                80.5               73.5
Loss on sale of receivables                              2.6                1.3                 4.8                2.7
Interest from subsidiary preferred stock
     dividends and accretion                            10.6                9.0                21.0               17.6
Other expense (income), net                              5.8              (22.2)                6.3              (23.7)

                                                 ---------------    --------------     ---------------    ---------------
Operating income                                       $26.1              $44.1              $ 56.0            $  63.3
Depreciation and amortization                           36.5               34.2                73.5               67.6

                                                 ---------------    --------------     ---------------    ---------------
EBITDA                                                $ 62.6             $ 78.3          $129.5                $ 130.9
                                                 ===============    ==============     ===============    ===============



Memo:

Restructuring charges                                  $10.4             $  4.9             $  19.9            $   4.9
Impairment of long-lived assets                         27.4                0.8                30.4               18.9

                                                 ---------------    --------------     ---------------    ---------------
Total restructuring and impairment charges          $ 37.8               $  5.7             $  50.3             $ 23.8
                                                 ===============    ==============     ===============    ===============


This supplemental data presented above is a reconciliation of a certain financial measure which is intended to facilitate analysis of Collins & Aikman Corporation's business and operating performance.

EBITDA is defined as operating income plus depreciation and amortization. Management considers EBITDA to be a key measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.




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